UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2016

Sypris Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24020	61-1321992

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Bullitt Lane, Suite 450 Louisville, Kentucky		40222
		(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (502) 329-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As previously announced, on October 30, 2015, Sypris Solutions, Inc. (the “Company”) entered into two new financing arrangements consisting of (1) an Amended and Restated Loan and Security Agreement (“Revolving Credit Agreement”) with Siena Lending Group LLC (“Siena”) providing for principal borrowings of up to $15,000,000 on a revolving basis and (2) a Loan and Security Agreement (the “Term Loan Credit Agreement”) with Great Rock Capital Partners Management, LLC (“Great Rock”) providing for a term loan in the principal amount of $12,000,000 (“Term Loan”).

On February 25, 2016, the Company entered into (1) an amendment (the “Term Loan Amendment”) to the Term Loan Credit Agreement with Great Rock and (2) an amendment (the “Revolving Loan Amendment”) to the Revolving Credit Agreement with Siena (together, the “Amendments”). The Amendments will have the effect, among other things, of increasing the Company’s borrowing capability under its Revolving Credit Agreement and providing for an agreement on use of proceeds from the sale of its Toluca, Mexico property and buildings, as described below. As part of the Amendments, the Company also received an additional $1,000,000 subordinated loan from Gill Family Capital Management, Inc. (“Gill Family Capital Management”), as described below.

Revolving Loan Amendment and the Term Loan Amendment

As a result of the Term Loan Amendment, the Company will deposit $6,000,000 of the proceeds of the sale-leaseback of its Toluca, Mexico property and buildings (the “Toluca Sale-Leaseback”) into a Cash Collateral Account, to be held for one year as additional collateral for the Term Loan. Amounts deposited in the Cash Collateral Account that are used to prepay the principal of the Term Loan must be accompanied by the payment of a make-whole amount by the Company equal to the present value of any unpaid interest that would have been paid on the prepaid portion of the Term Loan through the one year anniversary of the Term Loan Amendment.

The Term Loan Amendment further provides that the Company will be permitted to retain the remaining balance of the proceeds from Toluca Sale-Leaseback, and increases the interest rate of the Term Loan from 12.5% to 13.5%.

In addition, under the Term Loan Amendment and Revolving Loan Amendment, each of Siena and Great Rock agreed to reduce the Company’s minimum excess availability requirement from $4 million to $3 million. Siena further agreed to remove certain reserves which were counted against the Company’s “borrowing base.” These changes are estimated to provide the Company with $1,655,000 in additional borrowing capacity under the Revolving Credit Agreement.

In connection with the Amendments, the Company has retained a financial advisor to review the Company’s existing business plan and make recommendations in the form of a revised business plan, to be completed by March 7, 2016. If the Company meets certain milestones as determined by Great Rock after its review of such plan, up to $1,000,000 may be released from the Cash Collateral Account to the Company. The Company’s obligations under each of the Revolving Credit Agreement and the Term Loan Credit Agreement, as amended, continue to be guaranteed by the Company’s U.S. subsidiaries and are secured by a first priority lien on substantially all assets of the Company and the guarantors. Each of the Revolving Loan Amendment and the Term Loan Amendment contains certain customary representations, warranties and covenants.

In connection with the execution of the Revolving Loan Amendment and Term Loan Amendment, the Company agreed to pay a fee of $100,000 to Siena and a fee of $120,000 to Great Rock. The Company also agreed to increase the Collateral Monitoring Fee it pays to Great Rock from $144,000 to $346,000 and to increase certain early prepayment or termination fees payable in connection with the Term Loan Credit Agreement.

Gill Family Investment

In connection with the Revolving Loan Amendment and Term Loan Amendment, the Company received the proceeds of a $1,000,000 subordinated loan (the “Loan”) from Gill Family Capital Management, an entity controlled by the Company’s president and chief executive officer, Jeffrey T. Gill and one of its directors, R. Scott Gill. The Loan increases the aggregate amount previously loaned by Gill Family Capital Management to the Company from $5,500,000 to $6,500,000. A promissory note (the “Promissory Note”) previously issued by the Company in favor of Gill Family Capital Management and certain related security agreements were amended by increasing the principal amount from $5,500,000 to $6,500,000. All principal and interest on the Promissory Note will be due and payable at maturity on January 30, 2019. All other terms of the original Promissory Note remain in place.

The Promissory Note is secured by certain assets of the Company, including its patents and trademarks and certain of the Company's real property. The Promissory Note, including the security interest held by Gill Family Capital Management, is subordinate to the lenders’ rights and obligations under the Revolving Credit Agreement and the Term Loan Credit Agreement as set forth in certain subordination agreements entered into between Gill Family Capital Management and each of Siena and Great Rock.

The entry into the original Promissory Note and the related agreements was previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2015. The original Promissory Note dated March 12, 2015 was also filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2015, and the subsequent first amendment to the Promissory Note dated June 11, 2015 was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q dated August 19, 2015. A second amendment to the Promissory Note was reported on Form 8-K filed on November 3, 2015, reporting the extension of the maturity date to January 30, 2019.

Item 2.03 Creation of a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2016	Sypris Solutions, Inc.

	By:	/s/ John R. McGeeney

John R. McGeeney Vice President, General Counsel and Secretary